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                                                                    EXHIBIT 11.3

April 26, 2001

Perfumania, Inc.
Perfumania Puerto Rico, Inc.
Magnifique Parfumes and Cosmetics, Inc.
Ten Kesef II, Inc.
c/o Perfumania, Inc.
11701 NW 101 Road
Miami, FL  33178

Ladies/Gentlemen:

Reference is made to the Revolving Credit and Security Agreement between us bearing an effective date of May 12, 2000 (the "Agreement"). All capitalized terms not other wise defined herein shall have such meaning as are ascribed to them under the Agreement.

This letter shall serve to confirm, that pursuant to your request, we hereby agree to waive as Events of Default, your failure to be in compliance with the provisions of section 6.6 and section 6.7 of the Agreement for the computation periods ending October 28, 2000 and February 3, 2001 respectively, and your failure to be in compliance with the provisions of section 7.6 of the Agreement for the year ending February 3, 2001. The waiver provided by us to you in the preceding sentence is only with respect to the sections of the agreement referred to above, and only for the periods indicated, and should not be construed as a waiver of the provisions of any other sections of the Agreement, nor as a waiver of the requirements of these sections for any other time period.

In consideration of the waiver set forth above you agree to pay us a covenant waiver fee of $50,000, payment of which may be effectuated by our charging your loan account with us. This fee shall be in addition to any other fee charges or interest otherwise payable by you to us under the Agreement.

This letter shall also serve to confirm that the Agreement shall be amended in the following manner:

1. Section 6.5 of the Agreement shall be amended by reducing the tangible Net Worth which Borrower shall be required to maintain thereunder for the quarter ending April 30, 2001 to $26,800,000, by reducing the Tangible Net Worth required for the quarter ending July 31, 2001 to $24,900,000, and by reducing the tangible Net Worth required for the period ending October 31, 2001 to $22,800,000. For all subsequent periods said section shall remain unchanged.

2. Section 6.6 of the Agreement shall be amended by deleting the number representing the Minimum Fixed Charge Ratio presently in effect for the 12 month period ending April 30, 2001 and by inserting 0.48 in its place and stead, by deleting such number appearing therein for the 12 month period ending July 31, 2001 and by inserting 0.54 in its place and stead, and by deleting such number for the 12 month period ending October 31, 2001 and by inserting 0.66 in its place and stead.

3. Section 6.7 of the Agreement shall be amended by deleting the Leverage Ratio presently in effect for the 12 month period ending April 30, 2001 and by inserting the ratio of 8.0 to 1 in its place and stead, by deleting the ratio presently appearing for the 12 month period ending July 31, 2001 and by inserting the ratio of 7.7 to 1 in its place and stead, and by deleting the ratio presently appearing for the 12 month period ending October 31, 2001 and by inserting the ratio of 6.5 to 1 in its place and stead.

4. Section 7.6 of the Agreement shall be amended by inserting the phrase "nor in excess of $3,000,000 for the fiscal year ending January 31, 2001" immediately following the dollar amount of "$4,000,000" appearing on the third line of said section and immediately preceding the parenthetical phrase appearing thereon. Said section 7.6 of the Agreement shall also be amended by deleting the date of "January 31, 2002" appearing on the fifth line of said section and by inserting the date of "January 31, 2003" in its place and stead.

Except as hereby or heretofore modified or amended the Agreement shall remain in full force and effect in accordance with its original terms. If the forgoing


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correctly sets forth the agreement between us please execute this letter in the space provided below and return an executed copy to our offices.

                                             Very truly yours,
                                             GMAC COMMERCIAL CREDIT, LLC

                                             By: /s/ Kristy Loucks
                                             Title: Vice President

Read And Agreed To:
PERFUMANIA, INC.

By: /s/ Donovan Chin                  Title: Chief Financial Officer

PERFUMANIA PUERTO RICO, INC.

By: /s/ Donovan Chin                  Title: Chief Financial Officer

MAGNIFIQUE PARFUMES AND COSMETICS, INC.

By: /s/ Donovan Chin                  Title: Chief Financial Officer

TEN KESEF II, INC.

By: /s/ Donovan Chin                  Title: Chief Financial Officer